Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED BYLAWS
OF
APPFOLIO, INC.,
a Delaware corporation
The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of AppFolio, Inc., a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation, as amended on June 25, 2015, was further amended by resolution of the Board of Directors of the Corporation, effective as of May 20, 2020, to add a new Article XI that reads as follows:

“Article XI. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.”
The foregoing amendment to the Amended and Restated Bylaws of the Corporation has not been modified, amended, rescinded or revoked and remains in full force and effect on the date hereof.
IN WITNESS WHEREOF, I have hereunto subscribed my name on May 20, 2020.

C. Craig Carlson
C. Craig Carlson, Secretary

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